Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-4/A of our report dated October 12, 2022, relating to the consolidated financial statements of HWH International Inc. and Subsidiaries as of and for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

February 3, 2023